EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 3 to the Registration Statement on Form S-11 to be filed on or about October 15, 2010 of the reference to our firm under the caption "Experts" and to the use of our report dated March 29, 2010 on the financial statements of ARMOUR Residential REIT, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 and the period from July 9, 2007 (inception) through December 31, 2007 included in the Prospectus filed on October 8, 2010 of which this Registration Statement is a part.

/s/ EisnerAmper LLP (Formerly known as Eisner LLP)

New York, New York

October 15, 2010